AMENDED AND RESTATED

EXPENSE LIMITATION/REIMBURSEMENT AGREEMENT

THIS AGREEMENT, made as of November 5, 2014, as amended and restated August 5, 2015, by and between EQUINOX FUND MANAGEMENT, LLC (the “Adviser”), ASPECT CAPITAL LIMITED (the “Sub-Adviser”) and EQUINOX FUNDS TRUST (the “Trust”), on behalf of EQUINOX ASPECT CORE DIVERSIFIED STRATEGY FUND (the “Fund”).

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses to ensure that total annual operating expenses for Class A shares, Class C shares and Class I shares, excluding taxes, interest, extraordinary items, and brokerage commissions do not exceed the levels described below; and

WHEREAS, the Adviser wishes to amend and restate the Agreement dated November 5, 2014 in order to reflect the addition of Class A shares and Class C shares of the Fund;

NOW, THEREFORE, the parties agree as follows:

Fee Reduction/Reimbursement. The Adviser agrees that from the commencement of operations of the Fund through November 5, 2017, it will reduce its compensation and/or reimburse certain expenses of the Fund, to the extent necessary to ensure that the Fund’s total operating expenses, excluding taxes, interest, extraordinary items, “Acquired Fund fees and expenses” (as defined in Form N-1A) and brokerage commissions, do not exceed 1.70% with respect to Class A shares, 2.45% with respect to Class C shares and 1.45% with respect to Class I shares (on an annual basis) of the Fund’s average daily net assets.

Fee Recovery. The Adviser shall be entitled to recover, subject to approval by the Board of Trustees of the Trust, which shall not be unreasonably withheld, such amounts for a period of up to three (3) years from the year in which the Adviser reduced its compensation and/or assumed expenses for the Fund.

Term. This Agreement shall terminate with respect to the Fund on November 5, 2017, unless extended, terminated, modified or revised by the mutual agreement of the parties as provided for in writing.

Executed as of the date first set forth above.

EQUINOX FUND MANAGEMENT, LLC

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President & CEO

EQUINOX FUNDS TRUST, on behalf of the Fund

By:	/s/ Robert J. Enck
Name:	Robert J. Enck
Title:	President

ASPECT CAPITAL LIMITED

By:	/s/ Johnathan Greenwold
Name:	Johnathan Greenwold
Title:	Director